Exhibit 10.1(b)
Amendment to the
Viatris Inc. 2020 Stock Incentive Plan

WHEREAS, the Company currently maintains and sponsors the 2020 Plan;
WHEREAS, Section 13(a) of the 2020 Plan provides that the Board may amend the Plan from time to time, except that shareholder approval shall be required for any amendment that would increase the maximum number of shares of common stock, par value $0.01 per share, of the Company (“Shares”) for which awards may be granted under the 2020 Plan; and
WHEREAS, the Board has determined it to be in its best interests to amend the 2020 Plan as set forth herein (this “Amendment”).
NOW, THEREFORE, the 2020 Plan shall be amended as follows:
1.Capitalized terms that are not defined in this Amendment shall have the meanings ascribed thereto in the 2020 Plan, except as otherwise provided herein. As used in this Amendment, the word “herein” refers to this Amendment as a whole and not to any particular article, section or other subdivision of this instrument.

2.Effective upon approval by the shareholders of the Company at the Company’s Annual Meeting of Shareholders on December 6, 2024, Section 4(a) of the 2020 Plan shall be, and hereby is, amended to increase the Share Limit by forty-nine million (49,000,000) Shares. Therefore, a new sentence is hereby added to Section 4(a) immediately following the first sentence thereof to read as follows:
“In addition, effective as of December 6, 2024, subject to adjustment as provided in Section 4(c), the Share Limit shall be increased by an additional forty-nine million (49,000,000) Shares.”
3.Effective immediately, Section 4(b) of the 2020 Plan shall be, and hereby is, deleted in its entirety and replaced with the following:

“Notwithstanding any other provision of the 2020 Plan to the contrary, any Awards granted under the 2020 Plan (excluding, for this purpose, any (i) Substitute Awards, (ii) Shares delivered in lieu of fully vested cash-denominated Awards and (iii) Awards to Non-Employee Directors that vest on the earlier of the one year anniversary of the date of grant or the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting) shall be granted subject to a minimum vesting period of at least twelve (12) months, such that no such Awards shall vest prior to the first anniversary of the applicable grant date (subject to any accelerated vesting otherwise permitted by the terms of the 2020 Plan); provided that the Committee may grant any such Awards without regard to the foregoing minimum vesting requirement with respect to a maximum of five (5) percent of the shares of Common Stock reserved for issuance under the 2020 Plan pursuant to Section 4(a) hereof (subject to adjustment under Section 4(c)).”

4.Except as modified by this Amendment, all of the terms and conditions of the 2020 Plan shall remain valid and in full force and effect.

Exhibit 10.1(b)
IN WITNESS WHEREOF, the Company has executed this Amendment to the 2020 Plan as of December 6, 2024.

VIATRIS INC.

By: /s/ Andrew Enrietti
Name: Andrew Enrietti
Title: Chief People Officer